Exhibit 99.1 October 26, 2006
26220 Enterprise Court Lake Forest, California 92630 Tel 949.639.2000 Fax 949.587.1850	For Further Information, Contact:
Lawrence M. Higby                     Alicia Price
Chief Executive Officer     or        Vice President, Controller
949.639.4960                                949.639.2488

    or

Lisa Getson
Executive Vice President, Government Relations,
Investor Services & Compliance
949.639.2021

APRIA HEALTHCARE ANNOUNCES
2006 THIRD QUARTER FINANCIAL RESULTS

      Revenues of $382.2 Million and Earnings per Share of $0.45

        LAKE FOREST, CA…October 26, 2006… Apria Healthcare Group Inc. (NYSE:AHG), the nation’s leading home healthcare company, today announced its financial results for the quarter ended September 30, 2006. Revenues were $382.2 million in the third quarter of 2006 compared to $367.6 million in the third quarter of 2005. Net income for the third quarter of 2006 was $19.3 million or $0.45 per share (diluted). Net income for the third quarter of 2005 was also $19.3 million and net income per share (diluted) was $0.38. The net income per share difference reflects the Company’s repurchase of approximately 7.3 million shares of its common stock in the fourth quarter of 2005. Further, the 2005 figures reflect a tax benefit of $2.3 million or $.05 per share taken in the third quarter of 2005 on settlement costs related to the qui tam lawsuit that were initially accrued in the second quarter of 2005.

        Net revenue growth for the third quarter of 2006, when compared to the third quarter of 2005, was 4.0%. When adjusted by Medicare reimbursement reductions of $1.8 million, the growth was 4.5%. Gross margins were 65.7% in the third quarter of 2006, compared to 67.7% reported in the third quarter of last year. The decline in the margin is primarily attributable to the Medicare reimbursement reduction noted above, managed care pricing reductions and product mix shifts.

        The provision for doubtful accounts as a percentage of net revenue was 2.4%, compared to 3.3% in the comparable period last year. This improvement is a direct result of increased cash collections resulting from initiatives to optimize billing processes and to increase patient co-payments.

        Selling, distribution and administrative expenses were 53.0% of net revenues in the third quarter of 2006 compared to 54.8% of net revenues in the third quarter last year. Adjusted for Medicare reimbursement reductions, the 2006 percentage would have been 52.8%. This improvement is directly attributable to the realization of savings from cost control measures put into place in 2005 and in early 2006. The favorable variance in the percentages was reflected in all areas of operations, including labor and other operating expenses.

        “We are pleased by our solid performance in the third quarter,” said Lawrence M. Higby, Chief Executive Officer. “Our 2006 strategy of focusing on the basics began to show positive results in the second quarter with improvement in many of our operating metrics. In the third quarter, we continued to improve on the various operating metrics and we also saw an improvement in sales growth. We predicted that it would take two or three quarters to build momentum in the sales area, so we’re on schedule. We are making progress and are pleased with the improving trend, but the work is not finished.”

        “The continued reduction in bad debt expense reflects the success of our billing and collection initiatives.” Mr. Higby added. “This success is also reflected in our higher than expected free cash flow figures. The credit for our success in this quarter goes to the men and women of Apria who have answered the challenges we laid out in January and are doing a great job.”

        Earnings before interest, taxes, depreciation and amortization (EBITDA) was $72.5 million in the third quarter of 2006. EBITDA in the third quarter of 2005 was $69.0 million. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Liquidity and Capital

        Free cash flow was $36.6 million in the third quarter of 2006, up from $1.6 million in the third quarter of 2005, and $99.2 million for the nine months ended September 30, 2006 versus $36.0 million for the comparable period in 2005. The main drivers of the increases in free cash flow were strong cash collections of receivables; reduced income tax payments due to a favorable IRS ruling; and decreases in working capital requirements. The Company has utilized its free cash flow to reduce its revolving credit line balance by $40 million during the third quarter and $95 million year-to-date.

        Free cash flow is defined as operating cash flow minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.

        Net purchases of patient service equipment in the third quarter of 2006 were 5.2% of net revenue versus 7.4% in the third quarter of 2005. Days sales outstanding (DSO) were 52 days at September 30, 2006, down from 57 days at December 31, 2005.

        Apria completed one acquisition in the third quarter for $2.5 million. Annual revenues are estimated at $9.5 million and are predominantly respiratory.

Full Year Outlook

        With expected solid revenues in the fourth quarter, management reaffirms its previous sales growth estimate of approximately 3% for the year. Management also reaffirms that net income per share should be within the $1.70 to $1.74 range.

*   *   *

        Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 branches serving patients in all 50 states. With approximately $1.5 billion in annual revenues, it is the nation’s leading homecare company.

        This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.

*   *   *

(Financial tables attached)

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(dollars in thousands)	2006	2005

ASSETS	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$14,057	$23,304
Accounts receivable, net of allowance for doubtful accounts	222,425	226,478
Inventories, net	40,862	42,571
Other current assets	58,402	51,648

TOTAL CURRENT ASSETS	335,746	344,001

PATIENT SERVICE EQUIPMENT, NET	214,074	225,575
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	46,634	46,087
OTHER ASSETS, NET	561,827	570,235

TOTAL ASSETS	$1,158,281	$1,185,898

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$148,540	$166,326
Current portion of long-term debt	6,842	4,465

TOTAL CURRENT LIABILITIES	155,382	170,791

LONG-TERM DEBT, net of current portion	546,658	640,855
OTHER NON-CURRENT LIABILITIES	68,188	47,088

TOTAL LIABILITIES	770,228	858,734

STOCKHOLDERS’ EQUITY	388,053	327,164

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	1,158,281	1,185,898

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(dollars in thousands, except per share data)	2006	2005	2006	2005

Respiratory therapy	$258,134	$249,847	$767,571	$763,248
Infusion therapy	69,980	65,893	202,983	192,158
Home medical equipment/other	54,100	51,875	155,795	159,003

NET REVENUES	382,214	367,615	1,126,349	1,114,409

GROSS PROFIT	251,120	248,921	739,311	756,360

Provision for doubtful accounts	9,168	12,160	29,073	39,410
Selling, distribution and administrative expenses	202,661	201,354	598,706	596,057
Qui tam settlement and related costs	-	-	-	20,000
Amortization of intangible assets	1,082	2,047	4,024	5,176

OPERATING INCOME	38,209	33,360	107,508	95,717
Interest expense, net	7,862	5,262	23,165	14,894

INCOME BEFORE TAXES	30,347	28,098	84,343	80,823
Income tax expense	11,041	8,843	30,456	33,382

NET INCOME	$19,306	$19,255	$53,887	$47,441

Income per common share - assuming dilution	$0.45	$0.38	$1.26	$0.95

Weighted average number of common shares outstanding	42,787	50,465	42,843	50,111

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended September 30,

(dollars in thousands)	2006	2005

OPERATING ACTIVITIES
Net income	$53,887	$47,441
Items included in net income not requiring cash:
Provision for doubtful accounts	29,073	39,410
Depreciation and amortization	105,077	104,999
Deferred income taxes and other	27,277	(4,154)
Changes in operating assets and liabilities, exclusive of effects of acquisitions	(25,377)	(59,555)

NET CASH PROVIDED BY OPERATING ACTIVITIES	189,937	128,141
INVESTING ACTIVITIES
Purchases of patient service equipment and property,
equipment and improvements, exclusive of effects of acquisitions	(90,717)	(92,121)
Proceeds from disposition of assets	722	685
Cash paid for acquisitions, including payments of deferred consideration	(7,794)	(101,907)

NET CASH USED IN INVESTING ACTIVITIES	(97,789)	(193,343)
FINANCING ACTIVITIES
Net debt (payments) proceeds	(100,228)	24,544
Capitalized debt issuance costs	(1,119)	(15)
Outstanding checks included in accounts payable	(3,261)	(6,776)
Issuances of common stock	3,213	20,490

NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(101,395)	38,243

NET DECREASE IN CASH AND CASH EQUIVALENTS	(9,247)	(26,959)
Cash and cash equivalents at beginning of period	23,304	39,399

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,057	$12,440

APRIA HEALTHCARE GROUP INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

(dollars in thousands, except per share data)	2006	2005	2006	2005

Reconciliation - EBITDA:
Reported net income	$19,306	$19,255	$53,887	$47,441
Add back: Interest expense, net	7,862	5,262	23,165	14,894
Add back: Income tax expense	11,041	8,843	30,456	33,382
Add back: Depreciation	33,163	33,552	101,053	99,823
Add back: Amortization of intangible assets	1,082	2,047	4,024	5,176

Adjusted EBITDA	$72,454	$68,959	$212,585	$200,716

Reconciliation - Free Cash Flow:
Net cash provided by operating activities	$61,038	$31,822	$189,937	$128,141
Less: Purchases of patient service equipment and property, equipment and improvements, exclusive of effects of acquisitions	(24,453)	(30,271)	(90,717)	(92,121)

Free cash flow	$36,585	$1,551	$99,220	$36,020

#   #   #